Exhibit 99.1

      Allegheny Technologies Announces Phase III Expansion of its Titanium
                                  Capabilities

    PITTSBURGH--(BUSINESS WIRE)--June 22, 2006--Allegheny Technologies Incorporated (NYSE:ATI) announced today a further expansion of its titanium sponge facility and melt capabilities in Albany, OR. This investment is aimed at increasing ATI's capacity to produce titanium and titanium alloys for aerospace and defense applications and for other robust global markets, such as medical, oil and gas, desalination, electrical energy, and marine transportation.

    The $25 million Phase III expansion includes:

    -- Additional titanium sponge capacity. ATI expects to add another 4 million pounds of titanium sponge to its annual production capabilities beginning in the third quarter 2007. In combination with the Phase I and Phase II sponge investments, this brings the Albany, OR annual sponge capacity to approximately 16 million pounds. Titanium sponge is a critical raw material used to produce titanium mill products.

    -- Additional vacuum arc remelt (VAR) capacity. ATI expects this new furnace to be in production by the end of 2007. Titanium sponge, combined with titanium scrap and master alloy, is melted in a VAR to produce a titanium alloy ingot.

    "We expect attractive after-tax returns from the Phase III expansion of our titanium production capabilities when fully implemented in the third quarter 2007," said Patrick Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "These investments are a continuation of ATI's strategy to grow our titanium products capabilities.
    "ATI is uniquely positioned to profitably grow quickly and efficiently in the global titanium market. We are adding to our titanium raw material supply and our unequaled melt capabilities. In addition, we have an unparalleled combination of assets for finishing titanium products."
    ATI previously announced two phases of its titanium products expansion, now expected to yield approximately 12 million pounds of titanium sponge and a significant increase in titanium melting capacity:
    1. Phase I expansion of ATI's titanium production capabilities was announced on July 15, 2005, and includes: upgrading and restarting ATI's titanium sponge facility in Albany, OR, constructing a third Plasma Arc Melt (PAM) cold-hearth furnace in Bakers, NC, expanding high-value plate products capacity by 25%, and continued upgrading of ATI's cold-rolling assets used in producing titanium sheet and strip products.
    2. Phase II expansion of ATI's titanium production capabilities was announced on March 17, 2006, and includes: additional titanium sponge capacity at ATI's facility in Albany, OR, and constructing an additional vacuum arc remelt furnace (VAR) in Bakers, NC.
    ATI now targets a total of $250 - $275 million of capital investments in 2006 in a self-funded growth strategy.
    This news release contains forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.7 billion during the most recent four quarters ending March 31, 2006. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004